UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 21, 2008

FUSHI COPPERWELD, INC.

(Exact name of Registrant as specified in charter)

Nevada	0-19276	13-3140715
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1 Shuang Qiang Road, Jinzhou, Dalian, People’s Republic of China	116100
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (011)-86-411-8770-3333

 (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act(17CFR230.425)

☐	Soliciting material pursuant to Rule14a-12 under the Exchange Act (17CFR240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17CFR240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17CFR240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d)

On May 21, 2008, the Company increased the size of its board of directors (the “Board”) to six members and appointed John Francis Perkowski as a director of the Company.

Since February 2004 Mr. Perkowski has been the Chairman and Chief Executive Officer of ASIMCO Technologies Holdings Limited, one of the premier automotive component companies in the PRC with 17 manufacturing facilities in the PRC, as well as offices in Detroit, Michigan, Tokyo, Japan and the United Kingdom. He also brings to Fushi Copperweld over 30 years of investment banking experience having held the positions of Managing Director at Paine Webber Inc., Partner of Kluge, Subotnick and Perkowski, Inc., an investment partnership in the United States, and Principal of Pacific Alliance Group, a hedge fund investing in Asia. He is the author of “Managing the Dragon: How I’m Building a Billion Dollar Business in China,” a sought after speaker on business in the PRC and author of numerous articles on the subject of the PRC and doing business in the PRC. Mr. Perkowski received an MBA from Harvard University’s Graduate School of Business Administration, graduating with highest distinction and named a Baker Scholar. He graduated from Yale University, cum laude, where he was the recipient of the Gordon Brown Memorial Prize and a starting player for the varsity football team.  A press release announcing Mr. Perkowski’s appointment, dated May 22, 2008, is attached hereto as Exhibit 99.1.

In consideration for agreeing to serve as a director of the Company, the Board granted Mr. Perkowski options (“Options”) to purchase an aggregate of 50,000 shares of its common stock, $0.006 par value per share (“Common Stock”), pursuant to the Company’s 2007 Stock Incentive Plan. The Options have a three year term from the date they vest and are exercisable at a price of $20.04 per share. The Options may also be exercised pursuant to a “cashless exercise” provision in lieu of payment of cash. Options to purchase 12,500 shares of Common Stock vest immediately upon grant; Options to purchase 4,687 shares of Common Stock vest at the end of each of the next 7 calendar quarters after Mr. Perkowski’s appointment as our director and Options to purchase 4,691 shares of Common Stock vest at the end of the following calendar quarter. Mr. Perkowski will receive $15,000 per year in compensation, $1,000 per full board meeting attended, and $500 per full committee meeting attended. Mr. Perkowski would also be reimbursed for all of his out-of-pocket expenses in traveling to and attending meetings of the Board of Directors and committees on which he would serve.

There are no arrangements or understandings between Mr. Perkowski and any other person pursuant to which he was appointed as a director of the Company. There are no transactions to which the Company is a party and in which Mr. Perkowski has a material interest that are required to be disclosed under Item 404(a) of Regulation S-K. Mr. Perkowski has not previously held any positions in the Company, and does not have family relations with any directors or executive officers of the Company.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits
99.1 Press Release, dated May 22, 2008 issued by Fushi Copperweld, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FUSHI COPPERWELD, INC.

Date: May 22, 2008
/s/ Chris Wang
Chris Wang
Chief Financial Officer and President